Massachusetts Health & Education Tax-Exempt Trust

FILE #811-07660

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/13/2007	Massachusetts Housing Finance	60,455,000	1,000,000

UBS Securities LLC; J.P. Morgan & Co.; Lehman Brothers Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Bear, Stearns & Co. Inc.; Citigroup Global Markets Inc.; First Albany Capital; Goldman, Sachs & Co.; Loop Capital Markets, LLC; Merrill Lynch & Co.; Morgan Stanley & Co. Incorporated; Piper Jaffray & Co.; Raymond James & Associates, Inc.

07/19/2007	Mass Health & Educational Facilities Authority	173,510,000	1,000,000	Citigroup Global Markets Inc, Banc of America Securities LLC, Merrill Lynch & Co.